Exhibit 6


                       SETTLEMENT AND STANDSTILL AGREEMENT

      THIS SETTLEMENT AND STANDSTILL AGREEMENT (this "AGREEMENT") is made and entered into as of June 15, 2004 by and among (i) Ingalls & Snyder, LLC, a limited liability company organized under the laws of the State of New York,
(ii) Ingalls & Snyder Value Partners, L.P., a limited partnership organized under the laws of the State of New York ("ISVP"), (iii) Robert L. Gipson, (iv) Thomas O. Boucher, Jr., (each of (i) - (iv), an "INVESTOR" and collectively, the "INVESTORS") and (v) Boston Life Sciences, Inc., a corporation organized under the laws of the State of Delaware (the "COMPANY").

                                    RECITALS

      WHEREAS, each of the Investors is the Beneficial Owner of the shares of common stock, par value $0.01 per share ("COMMON STOCK"), of the Company set forth with respect to such Investor in the statement on Schedule 13D, as amended, filed by the Investors with the Securities and Exchange Commission (the "SCHEDULE 13D") (the term "BENEFICIAL OWNER" as used in this Agreement having the meaning given the term in Rule 13(d)(3) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the terms "BENEFICIALLY OWN" and "BENEFICIAL OWNERSHIP" applying to securities held by a Beneficial Owner of such securities);

      WHEREAS, the Investors have stated in the Schedule 13D that they plan to seek changes in the Company's Board of Directors and have filed certain litigation against the Company and its directors; and

      WHEREAS, the Company and the Investors have determined that it is the best interest of the Company's shareholders to resolve their disputes with respect to the composition of the Company's Board of Directors and other matters on the terms and subject to the conditions set forth herein.

                                    AGREEMENT

      NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Company and the Investors hereby agree as follows:

      1.  BOARD COMPOSITION AND 2004 ANNUAL MEETING OF SHAREHOLDERS.

          1.1   NEW DIRECTORS; CHIEF EXECUTIVE OFFICER.

                (a) The Company has taken all appropriate action and the Company's Board of Directors has adopted resolutions (copies of which have been given to the Investors), which will be effective as of the execution and delivery of this Agreement by all parties (the "EFFECTIVE TIME"), to provide for the following: (i) fixing the size of the Company's Board of Directors at five (5), (ii) the resignation of Colin B. Bier, S. David Hillson and E. Christopher Palmer as directors of the Company and (iii) the election and appointment of Robert L. Gipson, Michael J. Mullen and John T. Preston as directors of the Company to fill the vacancies resulting from the resignations of Colin B. Bier, S. David Hillson and E. Christopher Palmer. For the elimination of doubt, pursuant to the foregoing sentence, at the Effective Time, the Company shall cause its Board of Directors to consist of the following persons: Robert L. Gipson, Robert Langer, Marc E. Lanser, Michael J. Mullen and John T. Preston (the "NEW DIRECTORS"). For purposes of the Company's Amended and Restated 1990 Non-Employee Directors' Non-Qualified Stock Option Plan and the Company's 1998 Omnibus Stock Option Plan, the resignation of Messrs. Bier, Hillson and Palmer pursuant to this Section 1.1(a) shall be treated as a termination without cause.

                (b) Upon the hiring by the Company after the date of this Agreement of a new Chief Executive Officer of the Company (the "NEW CEO"), the Company shall increase the size of the Company's
          Board of Directors by two (2) and the Company's Board of Directors shall elect and appoint as Directors of the Company to fill the newly-created directorships the New CEO and an independent director recommended by the New CEO and reasonably acceptable to the Company's Board of Directors (the "CEO DESIGNEE").

          1.2  NOMINEES FOR ELECTION AND OTHER PROPOSALS AT 2004 ANNUAL MEETING.

                (a) The Company has taken all appropriate action and the Company's Board of Directors has adopted resolutions (copies of which have been given to the Investors), which will be effective as of the Effective Time, to provide for the call and holding of the 2004 annual meeting of the Company's shareholders (the "2004 ANNUAL MEETING") on July 30, 2004, and a record date for shareholders entitled to notice of and to vote at the 2004 Annual Meeting of June 14, 2004.

                (b) The Company shall nominate for election as directors of the Company at the 2004 Annual Meeting the New Directors and, if the New CEO and CEO Designee have been added as directors of the Company prior to the mailing to its shareholders of the Company's proxy materials for the 2004 Annual Meeting, the New CEO and the CEO Designee (collectively, the "NOMINEES") and shall fix the number of directors comprising the entire Board of Directors of the Company to be elected at the 2004 Annual Meeting at the number of Nominees. The Company shall use its best efforts to ensure that the Nominees are elected as directors of the Company at the 2004 Annual Meeting. In furtherance of the foregoing: (i) in connection with the 2004 Annual Meeting, the Company's Board of Directors shall recommend that the Company's shareholders vote to elect the Nominees as directors of the Company;
          (ii) the Company shall include the foregoing recommendation in its proxy materials for the 2004 Annual Meeting; and (iii) the Company's form of proxy shall solicit authority to vote for the Nominees and no other persons.

                (c) If, at any time prior to the 2004 Annual Meeting, one or more of the Nominees for any reason is unwilling or unable to be nominated or to stand for election at the 2004 Annual Meeting, the Board of Directors of the Company may select a replacement Nominee.

          1.3 OTHER PROPOSALS FOR THE 2004 ANNUAL MEETING. Following the Effective Time and prior to the date that the Company mails its proxy materials to shareholders in connection with its 2004 Annual Meeting, the Company's Board of Directors shall approve the following matters and recommend them to the shareholders for approval at such meeting (the "SHAREHOLDER PROPOSALS"):

(a) an amendment of the Company's Amended and Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on March 29, 1996 as heretofore amended, to increase to 80,000,000 the number of shares of Common Stock authorized for issuance; and

(b) an amendment of the Company's 1998 Omnibus Stock Option Plan to increase to 6,100,000 the number of shares issuable upon the exercise of options granted thereunder.

      In furtherance of the foregoing, the Company shall include the foregoing recommendation in its proxy materials and the Company's form of proxy shall solicit authority to vote for these matters.

          1.4 ACTION BY INVESTORS. Each of the Investors shall vote the shares of Common Stock over which it or he has voting power in favor of the election of the Nominees as directors of the Company and in favor of the Shareholder Proposals at the 2004 Annual Meeting, and shall use good faith efforts to cause its or his Affiliates to so vote shares of Common Stock over which they have voting power. Each Investor agrees not to (and Messrs. Gipson and Boucher agree to cause their respective spouses and children not
     to) seek the removal of any Nominee as a director of the Company prior to March 31, 2005, acting as a shareholder of the Company, it being understood that this sentence shall in no way restrict any person's actions as a director of the Company.

     2.   REPRESENTATIONS AND WARRANTIES.

          2.1 BY THE INVESTORS. Each Investor, on behalf of itself and not any other Investor, represents and warrants to the Company as follows:

                (a) Such Investor has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (if not an individual) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

                (b) Such Investor (if not an individual) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

                (c) This Agreement constitutes a valid and binding obligation of such Investor, enforceable in accordance with its terms, subject to applicable principles of equity, bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors' rights generally;

                (d) Neither the execution and the delivery of this Agreement by such Investor, nor the consummation by such Investor of the actions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Investor is subject or (if not an individual) any provision of the organizational documents of such Investor or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent or notice (other than those obtained or made) under, any agreement, contract, lease, license, instrument, judgment, decree, order or other arrangement to which such Investor is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any security interest upon any of its assets), nor is such Investor required to obtain the approval or consent of any person or entity to effect the actions contemplated hereby (other than those obtained); and

                (e) The Schedule 13D correctly sets forth the shares of Common Stock Beneficially Owned by such Investor.

2.2 BY THE COMPANY. The Company represents and warrants to each Investor as follows:

                (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and the resolutions of the Board of Directors of the Company referred to in
          Section 1.1(a) were unanimously approved by the Directors of the Company;

                (b) This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable principles of equity, bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors' rights generally;

                (c) Neither the execution and the delivery of this Agreement by the Company, nor the consummation by the Company of the actions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of the Company's obligations under, create in any party the right to accelerate rights under, receive additional benefits under, terminate, modify, or cancel, or require any consent or notice (other than those obtained or made) under (whether due to the occurrence of a "Change of Control" or similar concept or otherwise), any agreement, contract, lease, license, instrument, judgment, decree, order or other arrangement to which the Company is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any security interest upon any of its assets) (except as may apply under any Indemnity Agreement between the Company and any of its officers or directors which conforms to the form filed as Exhibit
          10.32 to the Company's Annual Report on Form 10-K for 2003 or as provided with respect to certain stock options of Messrs. Bier, Hillson and Palmer due to the final sentence of Section 1.1(a)), or
          (iii) cause or result in (whether or not after the lapse of time) the occurrence of a Distribution Date (as defined in the Rights Agreement dated as of September 11, 2001 between the Company and Continental Stock Transfer & Trust Company, as rights agent, as presently in effect, nor is the Company required to obtain the approval or consent of any person or entity to effect the actions contemplated hereby (other than those obtained);

                (d) The Company has not granted a release of any Claim (as defined in Exhibit A hereto) that the Company now has or ever had against any of the Released Company Parties (as defined in Exhibit A hereto);

                (e) The Separation Agreement (as defined in Section 3.3(a)) sets forth the sole agreement and arrangement under which the Company or any of its Subsidiaries has any obligation to make any payment or provide any other benefit, directly or indirectly, to S. David Hillson, any member of his family or any of their respective Affiliates, and the Employment Agreement (as defined in Section 3.3(b)) sets forth the sole agreement or arrangement under which the Company or any of its Subsidiaries has any obligation to make any payment or provide any other benefit, directly or indirectly, to Marc
          E. Lanser, any member of his family or any of their respective Affiliates, except for the two Indemnity Agreements dated as of March 26, 2004, between the Company, on the one hand, and Mr. Hillson or Mr. Lanser, on the other (which conform to the form filed as Exhibit 10.32 to the Company's Annual Report on Form 10-K for 2003), the stock options referred to in Section 2(f), insurance policies maintained by the Company, the Company's Certificate of Incorporation and By-Laws and, in the case of Mr. Lanser, benefits available generally to employees of the Company under the Company's employee benefit plans; and

                (f) There are no outstanding options to purchase any securities of the Company granted by the Company to any officer or director of the Company and no such options have been granted by the Company since December 31, 2002, except as disclosed in the amendment to the Company's Annual Report on Form 10-K for 2003, filed with the SEC on April 28, 2004, and for the options set forth on SCHEDULE 1 hereto.

     3.   OTHER CONCURRENT ACTIONS.

          3.1 MUTUAL RELEASE OF CLAIMS. At the Effective Time, the Company, S. David Hillson, Marc E. Lanser and the Investors will execute and deliver the Mutual Release of Claims, in the form set forth on EXHIBIT A hereto.

          3.2 CONVERTIBLE NOTE. At the Effective Time, the Company shall provide to ISVP cash collateral or letters of credit sufficient for the release of the collateral under the 10% Convertible Senior Secured Promissory Note dated July 25, 2002 in the aggregate principal amount of $4,000,000 issued by the Company to ISVP and all other promissory notes issued pursuant thereto as payment of interest thereon (or as interest on such other promissory notes).

          3.3  CONSULTING/EMPLOYMENT ARRANGEMENTS.

                (a) S. David Hillson has reached a separation agreement with the Company (the "SEPARATION AGREEMENT"), in the form of EXHIBIT B, to resign as a director of the Company. At the Effective Time, Mr. Hillson and the Company shall furnish an executed copy of the Separation Agreement to the Investors and shall enter into a letter agreement regarding the Separation Agreement in the form of EXHIBIT B-1.

                (b) At the Effective Time, Marc E. Lanser and the Company shall enter into an employment agreement in the form of EXHIBIT C (the "EMPLOYMENT AGREEMENT").

          3.4 PUBLICITY. On the date hereof after the Effective Time, the Company shall issue the press release in the form of EXHIBIT D.

          3.5 EXPENSES. At the Effective Time, the Company shall pay $300,000 to Ingalls & Snyder, LLC by wire transfer of immediately available funds, as reimbursement of certain expenses of Investors.

          3.6 SECTION 220 REQUEST. Mr. Gipson confirms that his requests by letter dated November 18, 2003 and March 22, 2004, for certain records of the Company pursuant to Section 220 of the Delaware General Corporation Law have been terminated and no futher response thereto from the Company is required.

     4.   MISCELLANEOUS.

          4.1 NOTICES. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

                (a) by hand (in which case, it shall be effective upon delivery);

                (b) by facsimile (in which case, it shall be effective upon receipt of confirmation of good transmission); or

                (c) by overnight delivery by a nationally recognized courier service (in which case, it shall be effective upon delivery);

     in each case, to the address (or facsimile number) listed below:

     If to the Company, to it at:

            Boston Life Sciences, Inc.
            20 Newbury Street, 5th Floor
            Boston, Massachusetts 02116
            Telephone number:  (617) 425-0200
            Facsimile number:  (617) 425-0996
            Attention: Mr. Joseph P. Hernon

     with a copy to:

            Ropes & Gray LLP
            One International Place
            Boston, Massachusetts 02110
            Telephone number:  (617) 951-7000
            Facsimile number: (617) 951-7050
            Attention: Steven A. Wilcox, Esq.

     If to the Investors, to any of them c/o:

            Ingalls & Snyder, LLC
            61 Broadway
            New York, New York 10006
            Telephone number: (212) 269-7800
            Facsimile number: (212) 269-7893
            Attention: Mr. Robert L. Gipson

     with a copy to:

            Hughes Hubbard & Reed LLP
            One Battery Park Plaza
            New York, New York  10004
            Telephone number:  (212) 837-6000
            Facsimile number: (212) 422-4726
            Attention: John K. Hoyns, Esq.

     Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 4.1 to each of the other parties hereto.

          4.2 SUCCESSION AND ASSIGNMENT; NO THIRD-PARTY BENEFICIARIES. Subject to the immediately following sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. The terms and provisions of this Agreement shall not be binding upon any transferee of an Investor that acquires any securities subject to this Agreement, except that each Investor shall cause any of its Affiliates that acquires Common Stock from an Investor to comply with such Investor's obligations under Section 1.4. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied shall give or be construed to give any person or entity, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

          4.3 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed, in the case of an amendment, by the Company and the Investors, or in the case of a waiver, by the party against whom the waiver is to be effective.

          4.4 ENTIRE AGREEMENT. This Agreement, together with all documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. For the elimination of doubt, the letter agreements dated March 12, 2003 between the Company and each of Robert L. Gipson and ISVP shall continue in effect.

          4.5 COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

          4.6 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

          4.7 HEADINGS. The headings contained in this Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

          4.8 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          4.9 INCORPORATION OF EXHIBITS. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

          4.10 SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any governmental authority (an "ACTION") instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach, it shall not assert the defense that a remedy at law would be adequate.

          4.11 GOVERNING LAW. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

          4.12  JURISDICTION; VENUE; SERVICE OF PROCESS.

                (a) JURISDICTION. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court located in the State of Delaware for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of FORUM NON CONVENIENS, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, that venue for the Action is improper in any of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts.

                (b) SERVICE OF PROCESS. Each party hereby (i) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section

          4.1, shall constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

                (c) ACTIONS IN OTHER COURTS AND LOCATIONS. Notwithstanding
          Section 4.12(a), a party may commence an Action in a court and location other than as specified in Section 4.12(a) solely for the purpose of enforcing an order or judgment issued by one of the courts specified in Section 4.12(a).

          4.13 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

          4.14 CERTAIN DEFINITIONS. The terms "Affiliate" and "Subsidiary" as used in this Agreement shall have the meaning provided in Rule 12b-2 under the Exchange Act.

                            [signature page follows]

      IN WITNESS WHEREOF, each of the undersigned has executed this Settlement and Standstill Agreement as of the date first above written.


                                    THE COMPANY:

                                    BOSTON LIFE SCIENCES, INC.


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:



                                    THE INVESTORS:

                                    INGALLS & SNYDER, LLC

                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                    INGALLS & SNYDER VALUE PARTNERS, L.P.

                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:



                                    --------------------------------------------
                                    ROBERT L. GIPSON



                                    --------------------------------------------
                                    THOMAS O. BOUCHER, JR.

                                                                       EXHIBIT A

                                     FORM OF
                            MUTUAL RELEASE OF CLAIMS


      THIS MUTUAL RELEASE OF CLAIMS (this "AGREEMENT") is made and entered into as of June 15, 2004 by and among (i) Ingalls & Snyder, LLC, a limited liability company organized under the laws of the State of New York; (ii) Ingalls & Snyder Value Partners, L.P., a limited partnership organized under the laws of the State of New York; (iii) Robert L. Gipson; (iv) Thomas O. Boucher, Jr., ((i) -
(iv) collectively, the "RELEASING INGALLS PARTIES"); (v) S. David Hillson; (vi) Marc E. Lanser; and (vii) Boston Life Sciences, Inc., a corporation organized under the laws of the State of Delaware (the "Company").

                                    RECITALS

      WHEREAS, the Releasing Ingalls Parties and the Company have entered into a Settlement and Standstill Agreement dated as of the date hereof (the "SETTLEMENT AGREEMENT"); and

      WHEREAS, pursuant to the Settlement Agreement, the Releasing Ingalls Parties, S. David Hillson, Marc E. Lanser and the Company are required to enter into this Mutual Release of Claims with the intention of resolving and releasing certain claims between and among them.

      NOW THEREFORE, for good and valuable consideration the receipt of which is acknowledged by all parties, the Releasing Ingalls Parties, Messrs. Hillson and Lanser and the Company agree as follows:

      1. The Releasing Ingalls Parties do hereby release, remise, and forever discharge the Company, its affiliated entities, its present and former officers, directors, partners, employees, agents and attorneys, and the respective successors, heirs and assigns of each of the foregoing (the "RELEASED COMPANY PARTIES"), of and from any and all actions, causes of actions, suits, torts, damages, claims, demands, and liabilities whatsoever, of every name and nature, both at law and in equity, whether known or unknown (collectively "CLAIMS"), that any of the Releasing Ingalls Parties now has or ever had against any of the Released Company Parties arising from or attributable to (i) the organization of FlouroPharma, Inc. (to the extent described in documents filed by the Company with the Securities and Exchange Commission or other documents provided to the Releasing Ingalls Parties, in any case prior to the date hereof) or (ii) the facts and circumstances forming the basis of the complaints, dated November 13, 2003 (the "FIRST ACTION"), and December 31, 2003, filed by the Releasing Ingalls Parties in the Court of Chancery of the State of Delaware (the "RELEASED INGALLS Claims"). Notwithstanding anything to the contrary in the preceding sentence, the Released Ingalls Claims do not, without limitation, include any Claims arising from or attributable to the Settlement Agreement or any securities of the Company owned by the Investors (excluding the right to assert any Released Ingalls Claim by virtue of the ownership of any such security) or any documents or instruments executed in connection with such ownership.

      2. The Releasing Ingalls Parties do hereby release, remise, and forever discharge Colin B. Bier, S. David Hillson, Robert Langer, Marc E. Lanser and E. Christopher Palmer (the "INDIVIDUALS") of and from any and all Claims arising from or attributable to any act or failure to act as a director, officer, employee or consultant of the Company that any of the Releasing Ingalls Parties now has or ever had against any of them, except for Claims based on criminal fraud or theft committed by any such person. The Releasing Ingalls Parties also hereby covenant and agree not to initiate, commence, maintain, or cause to be maintained, in any capacity whatsoever (be it direct, derivative or representative), whether on their behalf or on behalf of others, or recommend or encourage another person to initiate, commence, maintain or cause to be maintained, any Claim against any of the Individuals based upon any Claim existing as of the date of this Agreement and arising from or attributable to any act or failure to act as a director, officer, employee or consultant of the Company, except for Claims based on criminal fraud or theft committed by any such person, PROVIDED that nothing herein shall restrict a person's good faith actions taken in order to satisfy his fiduciary duties as a director of the Company.

      3. The Company, S. David Hillson and Marc E. Lanser (the "RELEASING COMPANY PARTIES"), do hereby release, remise, and forever discharge the Releasing Ingalls Parties, their affiliated entities, their present and former officers, directors, partners, employees, agents and attorneys, and the respective successors, heirs and assigns of each of the foregoing (the "RELEASED INGALLS PARTIES"), of and from any and all Claims that any of the Releasing Company Parties now has or ever had against any of the Released Ingalls Parties (the "RELEASED COMPANY CLAIMS") arising from or attributable to (i) the commencement or prosecution of the litigation referred to in clause (ii) of the first sentence of Section 1 above or (ii) actions by the Released Ingalls Parties in connection with their efforts to change the management of the Company, except for Claims based on criminal fraud or theft committed by any such person. Notwithstanding anything to the contrary in the preceding sentence, the Released Company Claims do not, without limitation, include any Claims arising from or attributable to the Settlement Agreement.

      4. Promptly after the execution of this Agreement, the Releasing Ingalls Parties shall file or cause to be filed in the Court of Chancery of the State of Delaware a notice of dismissal with prejudice of all claims against the Released Company Parties asserted by the Releasing Ingalls Parties in the First Action. Prior to such filing, the proposed form of any such notice shall be submitted by the Releasing Ingalls Parties to the Company for approval, which approval shall not be unreasonably withheld.

      5. This Mutual Release of Claims shall be construed and enforced in accordance with, and be governed by, the laws of the State of Delaware, and it may not be modified, amended or terminated, nor may the provisions hereof be waived, other than in a written instrument executed by all parties hereto. This Mutual Release of Claims may be executed in two or more counterparts (including by facsimile), which together shall comprise the same instrument.

                            [signature page follows]

      IN WITNESS WHEREOF, each of the undersigned has executed this Mutual Release of Claims as of the date first above written.
                                    BOSTON LIFE SCIENCES, INC.


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                    --------------------------------------------
                                    S. DAVID HILLSON



                                    --------------------------------------------
                                    MARC E. LANSER



                                    INGALLS & SNYDER, LLC


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                    INGALLS & SNYDER VALUE PARTNERS, L.P.


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                    --------------------------------------------
                                    ROBERT L. GIPSON



                                    --------------------------------------------
                                    THOMAS O. BOUCHER, JR.

                                                                       EXHIBIT B




                                          May 27, 2004

BY HAND DELIVERY

David Hillson
860 Fifth Avenue (3A)
New York, NY 10021

Dear Mr. Hillson:

      As we have discussed, your term as Chairman of the Board of Directors of Boston Life Sciences, Inc. ("BLSI" or the "Company") will end upon the adjournment of the Company's 2004 annual meeting of stockholders, and your relationship with the Company as an independent contractor pursuant to Section 4(g) of the agreement between you and the Company captioned Restated Executive Consulting and Director Agreement dated April 13, 2003 (the "Consulting and Director Agreement") will terminate effective June 30, 2004 (the "Separation Date"). The purpose of this letter is to confirm the agreement reached between you and the Company (as generally reflected in a resolution passed by the Company's Board of Directors on May 17, 2004) concerning your separation arrangements, as follows:

      1. CONSULTING FEES. You acknowledge that you have received pay for all consulting work that you have performed or will perform for the Company through the period ending June 30, 2004, to the extent not previously paid.

      2. SEPARATION PAYMENTS AND BENEFITS. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it and under Section 6 and Section 7 of the Consulting and Director Agreement, and in consideration of the fact that the Company does not intend to nominate you as a director of the BLSI Board for either the 2004/2005 term or 2005/2006 term, as it had originally agreed to do so in Section 3 of the Consulting and Director Agreement, the Company will provide you the following separation payments and benefits:

            (a) Pursuant to Section 4(h) of the Consulting and Director Agreement, the Company will pay you, no later than June 15, 2004, a lump sum of one hundred and eighty-seven thousand five hundred dollar ($187,500), which represents the balance of your consulting fee for the period of July 1, 2004 through December 31, 2005. This lump sum payment will be made to you no later than June 15, 2004.

            (b) In recognition of your (i) contribution to BLSI in the second half of 2003, including the completion of an emergency financing, (ii) assumption of additional responsibility not previously contemplated in the Consulting and Director Agreement that you assumed in 2004, including (without limitation) acting generally as an Executive Chairman, and (iii) the probable loss of "milestone" payments that you may have prospectively earned under the Consulting and Director Agreement, together with the loss of opportunity to earn any director's fees and options or bonuses as a result of the Company's decision not to nominate you as a director of the BLSI Board for either the 2004/2005 term or 2005/2006 term, the Company will pay you a lump sum of ninety thousand dollars ($90,000). This lump sum payment will be made to you no later than June 15, 2004.

            (c) In recognition of the fact that the Company's decision not to nominate you for continued Board service has deprived you of a valuable right and may also contribute to a diminution of your professional stature and standing within the biotech and investment communities, the Company will grant to you, on the effective date of this Agreement, an option to purchase, in whole or in part, on the terms and subject to the conditions set forth in the applicable stock option plan, a total of 200,000 shares of common stock of the Company at the price of $1.00 per share (the "Options"). These Options must be exercised by you within four years of the effective date of this Agreement. These Options, together with all other option shares previously granted to you, will be fully vested as of the effective date of this Agreement. Your rights and obligations with respect to any stock options granted to you by the Company which have vested as of the effective date of this Agreement shall be governed by the applicable stock option plan and any agreements or other requirements applicable to those options.

            (d) Pursuant to Section 4(f) of the Consulting and Director Agreement, if, on the effective date of this Agreement, you are enrolled in the Company's group health and dental plans under the federal law known as COBRA, then, until the earlier of (i) a period not to exceed twelve (12) months, or
(ii) the date on which you commence benefited employment elsewhere, the Company will reimburse you the cost of any COBRA premiums paid by you to continue coverage under the Company's group plan.

      3. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.

      4. ACKNOWLEDGEMENT OF FULL PAYMENT. You acknowledge and agree that the payments provided under paragraph 1 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the effective date of the Agreement and that, except as expressly provided under this Agreement, no further compensation is owed to you.

      5.  CONFIDENTIALITY AND NON-DISPARAGEMENT.

            (a) You agree that you will continue to protect Confidential and Proprietary Business Information, as set forth in Section 7(a)-(b) of the Consulting and Director Agreement.

            (b) You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. You also agree that you will not disparage or criticize the Company, its business, its management or its products, as well as any of the subsidiaries or affiliates of the Company, and that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm the interests or reputation of the Company, its subsidiaries or affiliates.

      6. RESTRICTIVE COVENANTS. You agree that you will continue to meet your full obligations under Section 6 of the Consulting and Director Agreement.

      7. INTELLECTUAL PROPERTY. You agree that you will continue to meet your full obligations under Section 7(c) of the Consulting and Director Agreement.

      8. RETURN OF COMPANY DOCUMENTS AND OTHER PROPERTY. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control. Further, you represent and warrant that you have not retained any copy of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). Recognizing that your employment with the Company has ended, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

      9. EMPLOYEE COOPERATION. You agree to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your reasonable out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

      10.  RELEASE OF CLAIMS.

            (a) In exchange for the special separation payments and benefits provided you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your position on BLSI's Board, your employment (as both an employee and consultant for the Company) or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Company or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company and its subsidiaries and other affiliates, and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims.

            (b) This Agreement, including the release of claims set forth the paragraph immediately above, creates legally binding obligations and the Company therefore advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference in made in the first sentence of paragraph 5(b) above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

      11.  MISCELLANEOUS.

            (a) This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Consulting and Director Agreement, the Indemnity Agreement between you and the Company dated March 26, 2004, and your obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.

            (b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

            (c) The obligation of the Company to make payments to you or on your behalf under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement, under the Consulting and Director Agreement and the Indemnity Agreement between you and the Company dated March 26, 2004.


      If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing. If you do not revoke it, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

                                          Sincerely,


                                          Boston Life Sciences, Inc.


                                          By:
                                             ---------------------------------



Accepted and agreed:


Signature:
          --------------------------------

Date:
     -------------------------------------

                                                                     EXHIBIT B-1




                                       June 10, 2004




Boston Life Sciences, Inc.
20 Newbury Street, 5th Floor
Boston, MA 02116

Ladies and Gentlemen:

            Reference is made to the letter agreement from Boston Life Sciences, Inc. ("BLSI") to me, dated May 27, 2004 (the "SEPARATION Agreement"), which I signed and returned to BLSI on May 27, 2004. Terms defined in the Separation Agreement and used herein have such defined meanings for purposes of this letter. This will confirm our agreement as follows:

            1. The Consulting and Director Agreement is terminated on the date of this letter, except to the extent the Separation Agreement expressly requires that I continue to perform any terms of the Consulting and Director Agreement.

            2. The stock options referred to in Section 2(c) of the Separation Agreement were granted to me on May 27, 2004, under the 1998 Omnibus Stock Option Plan pursuant to the Separation Agreement and the grant letter attached hereto as Schedule 1.

            3. Of the options to purchase 1,457,230 shares of common stock of BLSI previously granted to me, the options set forth below shall be cancelled and no longer be exercisable upon the grant of the options under Section 2(c) of the Separation Agreement:

                      Option   Exercise   Options
                    Grant Date   Price     Voided
                   ----------------------------------

                    12/29/1995  7.8125     93,230
                    11/22/1996  6.5625     25,000
                    7/22/1997   4.4700    150,000
                     1/3/2000   3.6250    131,770
                                        ------------
                                          400,000
                                        ============

The remaining previously-granted stock options are fully vested and are exercisable in accordance with their terms.

            4. If I revoke the Separation Agreement, I will give written notice thereof to the Secretary of BLSI on or before June 10, 2004. Any such revocation shall also revoke this letter. Upon any such revocation, all rights and benefits provided under the Separation Agreement and this letter shall be rescinded.

            5. To the extent this letter is inconsistent with any provision of the Separation Agreement, this letter shall govern. Nothing in this letter or the Separation Agreement shall limit my rights under the Indemnity Agreement dated as of March 26, 2004 between myself and the Company.

                                     Very truly yours,


                                     -------------------------------------------
                                                S. David Hillson

AGREED

Boston Life Sciences, Inc.

By:
   ------------------------------
   Name:
   Title:

                                                     SCHEDULE 1 - GRANT LETTER

                           BOSTON LIFE SCIENCES, INC.

                             STOCK OPTION AGREEMENT

This Stock Option Agreement certifies that the Board of Directors has granted an Option to purchase shares of Common Stock of Boston Life Sciences, Inc. as stated below. Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the formal plan documents (the "Plan") under which this Option is being issued.




            Name of Optionee:             Mr. David Hillson

            Address:                      850 Fifth Avenue, Apt. 10E
                                          New York, NY 10021

            Social Security No.:          ###-##-####

            Number of Shares:             200,000 shares

            Exercise Price of Option:     $1.00 per share


            Date of Grant:                May 27, 2004

            Option Expiration Date:       May 27, 2008
            Vesting Schedule:             100% as of May 27, 2004


The Option is subject to all of the terms and conditions of the Plan and to any additional terms specified by the Board of Directors or a Committee of the Board of Directors, including, without limitation, that the options granted hereby shall be granted to you as provided in, and shall be subject to, the Separation Agreement between you and the Company pursuant to which these options are being granted to you.





-------------------------                         -----------------------------
Marc E. Lanser                                    Joseph Hernon
President                                         Chief Financial Officer

                                                                       EXHIBIT C

                                    AGREEMENT

      AGREEMENT made and entered into in Boston, Massachusetts, by and between Boston Life Sciences, Inc. (the "Company"), a Delaware corporation with its principal place of business in Boston, Massachusetts, and Marc E. Lanser, M.D., of Fayston, Vermont (the "Executive"), effective as of the 10th day of June 2004.

      WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, scientific, clinical trials, strategic planning, regulatory, community relations and others;

      WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

      WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to continue to employ the Executive as its President and Chief Operating Officer and the Executive wishes to continue such employment;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

      1. EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts continued employment.

      2.  TERM.

            (a) Subject to earlier termination as hereafter provided, the Executive's employment hereunder shall be for a term of one (1) year, commencing on the effective date hereof, and may be extended or renewed for successive one year terms only by a written agreement signed by the Executive and an expressly authorized representative of the Company. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as "the term of this Agreement" or "the term hereof."

            (b) PLACE OF PERFORMANCE. The Executive shall be based primarily out of the Company's Boston, Massachusetts office. However, the Executive shall be entitled to work one business day per week out of his home office in Vermont.

      3.  CAPACITY AND PERFORMANCE.

            (a) During the term hereof, the Executive shall serve the Company as its President and Chief Operating Officer, or in such other executive position as the Board or the Chief Executive Officer (if any) may designate from time to time. In addition, and without further compensation, the Executive shall serve as a director of the Company if he is nominated to stand for election by the Board of Directors of the Company. In addition, the Executive shall serve as a director and/or officer of one or more of the Company's Affiliates if so elected or appointed from time to time. The Executive shall report to, and shall be subject to the supervision of, the Chief Executive Officer (or if there is none, the Board of Directors).

            (b) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and its Affiliates as may be designated from time to time by the Board or by its designees or by the Chief Executive Officer (if any).

            (c) During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing. Notwithstanding anything in this Agreement to the contrary, the Executive's continued involvement as Chairman of the Board of FlouroPharma, Inc. will not constitute a violation of this Section 3(c), provided that FlouroPharma, Inc. does not compete with any products or services the Company or any of its Affiliates is developing or plans to develop and the Executive limits the expenditure of his time on FlouroPharma, Inc. matters so as not to interfere with the conduct of his duties and responsibilities at the Company.

      4. COMPENSATION AND BENEFITS. As compensation for all services performed by the Executive during the term hereof and subject to performance of the Executive's duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

            (a) BASE SALARY. During the term hereof, the Company shall pay the Executive a base salary at the rate of Three Hundred and Eight Thousand Dollars ($308,000) per annum, subject to adjustment to reflect any increase in base salary that may be approved by the Board of Directors in its sole discretion, payable in accordance with the regular payroll practices of the Company for its executives. Such base salary, subject to such adjustments, is hereafter referred to as the "Base Salary".

            (b) INCENTIVE AND BONUS COMPENSATION. Executive shall be eligible to be considered for a bonus annually during the term hereof. The amount of such bonus, if any, shall be determined by the Board's Compensation Committee in its sole discretion.

            (c) VACATIONS. During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

            (d) OTHER BENEFITS. During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of a benefit otherwise provided to the Executive (E.G., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

            (e) BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board or the Chief Executive Officer (if any) and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

            (f) OTHER POLICIES, ETC. Except as expressly set forth in this Agreement, the Executive shall be subject to all laws, rules, regulations and policies as are from time to time applicable to employees of the Company.

      5. TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS. Notwithstanding the provisions of Section 2 hereof, the Executive's employment hereunder shall terminate prior to the expiration of the term under the following circumstances:

            (a) DEATH. In the event of the Executive's death during the term hereof, the Executive's employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination,
(ii) pay for any vacation time earned but not used through the date of termination, (iii) any bonus compensation awarded but unpaid on the date of termination and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, "Final Compensation"). The Company shall have no further obligation to the Executive hereunder.

            (b)   DISABILITY.

                  (i) The Company may terminate the Executive's employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, with or without reasonable accommodation, for ninety (90) days during any period three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation.

                  (ii) The Board may designate another employee to act in the Executive's place during any period of the Executive's disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(d), to the extent permitted by the terms of the applicable benefit plans as in effect at the time of such disability, until the Executive becomes eligible for disability income benefits under the Company's disability income plan or until the termination of his employment, whichever shall first occur.

                  (iii) While receiving disability income payments under the Company's disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(d) to the extent permitted by the terms of the applicable benefit plans as in effect at the time of such disability, until the termination of his employment.

                  (iv) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company's determination of the issue shall be binding on the Executive.

            (c) BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment hereunder for Cause (as hereafter defined) by giving the Executive written notice thereof. The following, as determined by the Board in its reasonable judgment, shall constitute "Cause" for termination:

                  (i) The Executive's willful failure to perform (other than by reason of disability), willful misconduct or gross negligence in the performance of, his duties and responsibilities, which failure, misconduct or neglect, if susceptible to cure, remains uncured or continues to recur for fourteen (14) days after notice from the Company specifying in reasonable detail the nature of such failure, misconduct or neglect;

                  (ii) Material breach by the Executive of any provision of this Agreement or any other agreement with the Company or any of its Affiliates, which such breach remains uncured for fourteen (14) days after notice from the Company specifying in reasonable detail the nature of such breach; or

                  (iii) Commission of a felony or other crime involving fraud, moral turpitude or a violation of federal or state securities laws.

Upon the giving of notice of termination of the Executive's employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation.

            (d) BY THE COMPANY OTHER THAN FOR CAUSE. The Company, based on the determination of the Chief Executive Officer or the Board of Directors, may terminate the Executive's employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, in addition to Final Compensation and provided that no benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, then until the conclusion of nine (9) months following the date of termination, the Company shall continue to pay the Executive the Base Salary at the rate in effect on the date of termination. Any obligation of the Company to the Executive hereunder is conditioned, however, upon the Executive signing a release of claims in the form provided by the Company (the "Employee Release") within twenty-one days (or such greater period as the Company may specify) following the later of the date on which the Executive receives notice of termination of employment or the date the Executive receives a copy of the Employee Release and upon the Executive not revoking the Employee Release in a timely manner thereafter. Base Salary to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company and will begin at the Company's next regular payroll period which is at least five business days following the effective date of the Employee Release, but shall be retroactive to next business day following the date of termination.

            (e) BY THE EXECUTIVE. The Executive may terminate his employment hereunder at any time and for any reason (or no reason) upon 30 (thirty) days' notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance agreement. In the event of termination of the Executive pursuant to this Section 5(e), the Board may elect to waive the period of notice, or any portion thereof, and the Company will pay the Executive the amounts he would have received had his employment been terminated pursuant to Section 5(d) at the times and subject to the conditions set forth in Section 5(d).

            (f) POST-AGREEMENT EMPLOYMENT. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at-will.

      6. EFFECT OF TERMINATION. The provisions of this Section 6 shall apply to termination due to the expiration of the term hereof, pursuant to Section 5 or otherwise:

            (a) Payment by the Company of any amounts that may be due the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive.

            (b) Benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive's employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

            (c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5 (d) and (e) hereof is expressly conditioned upon the Executive's continued full performance of his obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5 (d) and (e) hereof, no compensation is earned after termination of employment.

      7.  CONFIDENTIAL INFORMATION.

            (a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates, and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

            (b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.

      8.  ASSIGNMENT OF RIGHTS TO INTELLECTUAL PROPERTY.

            (a) The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees in the future to assign to the Company (or as otherwise directed by the Company) the Executive's full right, title and interest in and to all Intellectual Property. The Executive agrees to provide, at the Company's request, all further cooperation which the Company determines is necessary or desirable to accomplish the complete transfer of the Intellectual Property and all associated rights to the Company, its successors, assigns and nominees, and to assure the Company the full enjoyment of the Intellectual Property, including without limitation executing further applications both domestic and foreign, specifications, oaths, assignments, consents, releases, government communications and other commercially reasonable documentation, responding to corporate diligence inquiries, and providing good faith testimony by affidavit, declaration, deposition, in-person or other proper means, in support of any effort by the Company to establish, perfect, defend, or otherwise enjoy, in this or any foreign country, its rights acquired pursuant to this Agreement through prosecution of governmental filings, regulatory proceedings, litigation or other means.

            (b) To the extent the Executive cannot transfer and assign his entire right, title, and interest to the Intellectual Property, or any portion thereof, then the Executive will assign and transfer all right, title, and interest in and to the Intellectual Property to the Company at the first opportunity to do so. To the extent that the Executive cannot assign and transfer any of his full right, title, and interest in the Intellectual Property then the Executive hereby grants the Company and its Affiliates an irrevocable, worldwide, fully paid-up, royalty-free, exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the Intellectual Property. If the Company is unable because of the Executive's mental or physical incapacity or for any other reason to secure the Executive's signature for any of the assignments, licenses, or other reasonably requested documents pertaining to the Intellectual Property referenced in the foregoing
Section 8(a)-(b) hereof within ten business (10) days of delivery of said documents to the Executive, then the Executive will hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file said documents and to do all other lawfully permitted acts to further the perfection, defense, and enjoyment of the Company's rights relating to the Intellectual Property with the same legal force and effect as if executed by the Executive. The Executive stipulates and agrees that such appointment is a right coupled with an interest and will survive his incapacity or unavailability at any future time.

            (c) The Executive further agrees that he will assign, deliver and communicate to the Company and its Affiliates, their representatives or agents or their successors and assigns, any know-how, facts and materials arising from or relating to said Intellectual Property including without limitation: (i) all simulations, prototypes, and other embodiments of the Intellectual Property;
(ii) all drawings, blueprints, calculations, research plans and results, lab notes, workbooks and other records and written materials that relate to the Intellectual Property or that embody or record any know-how pertaining to the Intellectual Property; (iii) all files, documents and communications pertaining to the Intellectual Property; and (iv) evidence for patent interference purposes or for other legal proceedings whenever requested. The Executive will not charge the Company or any of its Affiliates, successors, or assigns for time spent in complying with these obligations under Section 8(a)-(c) of this Agreement.

            (d) The Executive hereby represents and warrants that all of the product resulting from his work for the Company will be original and will not infringe the rights of any third party, including without limitation intellectual property rights, such as rights pertaining to patents, trademarks, copyrights and trade secrets.

            (e) The Executive agrees that he will not, and will not permit anyone acting on his behalf to, assert against the Company, its Affiliates or any of their respective directors, shareholders, officers, managers, members, general or limited partners, joint venturers, employees, representatives or agents (collectively, with the Company and its Affiliates, the "Corporate Group") any cause of action, right or claim, of any kind or nature, with respect to the Intellectual Property or any Employee Inventions, including without limitation Employee Inventions incorporated into the Intellectual Property, and the Executive agrees to indemnify and hold harmless the Corporate Group, and each of them, from any and all causes of action, rights or claims, of any kind or nature, losses and damages and costs and expenses, including without limitation attorneys' fees, and any and all other liabilities incurred by any of the Corporate Group arising from or relating to proprietary rights in the Employee Inventions, or any of them, or resulting from the Executive's failure to meet any of his obligations under any of Section 8(a)-(e) of this Agreement.

      9. RESTRICTED ACTIVITIES. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the good will, Confidential Information and other legitimate interests of the Company and its Affiliates:

            (a) While the Executive is employed by the Company and for two years after his employment terminates (in the aggregate, the "Non-Competition Period"), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the business of the Company or any of its Affiliates worldwide or undertake any planning for any business competitive with the business of the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive's employment. Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of the Executive's employment has been, a customer of the Company or any of its Affiliates. For the purposes of this Section 9, the business of the Company and its Affiliates shall include the development, marketing or sale of any or all Products.

            (b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

            (c) The Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not solicit or encourage any employee of the Company or any of its Affiliates to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

            (d) Without limiting the generality of Section 9(a)-(c) above, the Executive may continue his involvement with FlouroPharma, Inc. provided that FlouroPharma, Inc. does not during the Non-Competition period directly or indirectly compete with the business of the Company or any of its Affiliates or undertake any planning for any business competitive with the business of the Company or any of its Affiliates.

            (e) The Company acknowledges that this Section 9 constitutes a non-compete agreement that satisfies the requirements of Section 6(b)(iv)(b) of Boston Life Sciences, Inc.'s 1998 Omnibus Stock Option Plan or any similar provision found in another Company stock option plan under which the Executive was granted options.

      10. NOTIFICATION REQUIREMENT. Until ninety (90) days after the conclusion of the Non-Competition Period, the Executive shall give notice to the Company of each new business activity he plans to undertake, at least 10 (ten) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive's business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive's continued compliance with his obligations under Sections 7, 8 and 9 hereof.

      11. ENFORCEMENT OF COVENANTS. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 and 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond, and shall be further entitled to recover any attorney's fees incurred in enforcing its rights under Section 7, 8 and 9 hereof. The parties further agree that, in the event that any provision of Section 7, 8 and 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

      12. CONFLICTING AGREEMENTS. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party's consent.

      13. DEFINITIONS. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

            (a) "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

            (b) "Confidential Information" means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates; (ii) the Products; (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates; (iv) the identity and special needs of the customers of the Company and its Affiliates; (v) the Company's intellectual property, including all of the inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) owned or licensed by the Company; (vi) the results or other data pertaining to pre-clinical and clinical trials; and (vii) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

            (c) "Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive's employment and during the period of six (6) months immediately following termination of his/her employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

            (d) "Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

            (e) "Products" mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive's employment, including but not limited to the principal drug candidates currently under development by the Company, Altropane, Troponin, and Inosine.

      14. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

      15. ASSIGNMENT. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other. Provided, however, the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

      16. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      17. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

      18. NOTICES. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

      19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment, except the Executive's rights and obligations and those of the Company with respect to the Company's securities and the Indemnity Agreement dated as of March 26, 2004 between the Company and the Executive.

      20. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

      21. HEADINGS. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

      22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

      23. GOVERNING LAW. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

      IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:                            THE COMPANY


                                          By:
------------------------------------         -----------------------------------
Marc E. Lanser, M.D.
                                          Title:
                                                --------------------------------

                                                                       EXHIBIT D

                              FOR IMMEDIATE RELEASE

                    BOSTON LIFE SCIENCES REACHES A SETTLEMENT
                         AGREEMENT WITH INGALLS & SNYDER

JUNE 16, 2004-BOSTON, MA - Boston Life Sciences, Inc. (NASDAQ: BLSI) announced today that it has entered into a settlement and standstill agreement with Robert L. Gipson, Thomas O. Boucher, Jr., Ingalls & Snyder, LLC and Ingalls & Snyder Value Partners, L.P. (the "Investor Group"). The execution of the settlement and standstill agreement enables the company to focus on advancing its important drug development programs without incurring the considerable expense and disruption of a threatened proxy contest at the upcoming 2004 annual meeting of shareholders.

Under the terms of the settlement, the Company fixed the size of its Board of Directors at five members, which now consists of Marc E. Lanser, Robert Langer, John T. Preston, Robert L. Gipson and Michael J. Mullen. S. David Hillson has retired as Chairman of the Board and as a director of the Company. In order to facilitate the settlement, and provide for the election of two new directors, Colin B. Bier and E. Christopher Palmer have resigned from the Board as independent directors. The terms of the settlement contemplate that upon the hiring of a new Chief Executive Officer, the size of the Board of Directors shall be increased to seven members and the new Chief Executive Officer and an independent director nominated by the Chief Executive Officer and reasonably acceptable to the Board shall be elected to the Board of Directors. The Company will obtain a termination and discharge of the security interest on its property securing its 10% Convertible Senior Secured Promissory Notes held by Ingalls & Snyder Value Partners, L.P. by providing a letter of credit to collateralize the Notes.

Marc E. Lanser, the Company's President, said "We are pleased to be able to resolve this matter and remove the uncertainty created by the threatened proxy contest. We feel that this settlement is in the best interest of our shareholders and will enable us to more effectively recruit a new Chief Executive Officer. We extend our gratitude to David Hillson upon his retirement for his many years of service and leadership. We also extend our appreciation to Colin Bier and Christopher Palmer for their long and valued service as independent directors and for their willingness to step down from the Company's Board in order to enable the parties to resolve the proxy contest on an amicable and mutually agreeable basis. We look forward to working in collaboration with our Board of Directors to advance our important drug development programs and to maximize shareholder value."

Robert L. Gipson, Senior Director of Ingalls & Snyder, LLC, said "I am pleased to be part of a new Board of Directors and believe that the new structure places the Company in a good position to achieve its goals."

Dr. Robert Langer, speaking on behalf of the Board, said, "With this issue behind us, we look forward to refocusing the Board's and management's efforts on developing the exciting scientific potential of the Company."

Boston Life Sciences, Inc. (BLSI) is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic solutions for central nervous system diseases (CNS) and cancer. In addition to ALTROPANE, BLSI's products in development include: FLUORATECTM, a radioimaging agent for the diagnosis of PD and ADHD; Inosine and AF-1, nerve growth factors for the treatment of acute and chronic CNS disorders; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; and novel therapies for the treatment of PD and ADHD.

STATEMENTS MADE IN THIS PRESS RELEASE OTHER THAN STATEMENTS OF HISTORICAL FACT REPRESENT FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS REGARDING EXPECTATIONS OR BELIEFS AS TO FUTURE RESULTS OR EVENTS, SUCH AS THE EXPECTED TIMING AND RESULTS OF CLINICAL TRIALS, DISCUSSIONS WITH REGULATORY AGENCIES, SCHEDULES OF IND, NDA AND ALL OTHER REGULATORY SUBMISSIONS, THE TIMING OF PRODUCT INTRODUCTIONS, THE POSSIBLE APPROVAL OF PRODUCTS (INCLUDING THE ULTIMATE APPROVABILITY OF ALTROPANE), AND THE MARKET SIZE AND POSSIBLE ADVANTAGES OF THE COMPANY'S PRODUCTS. ALL SUCH FORWARD-LOOKING STATEMENTS INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THESE STATEMENTS. FACTORS THAT MAY AFFECT FUTURE RESULTS
INCLUDE: THE AVAILABILITY AND ADEQUACY OF FINANCIAL RESOURCES, DELAYS IN THE REGULATORY OR DEVELOPMENT PROCESSES, RESULTS FROM CLINICAL AND PRE-CLINICAL TRIALS, REGULATORY DECISIONS (INCLUDING THE FDA'S DISCRETION FOLLOWING COMPLETION OF THIS SINGLE, PIVOTAL PHASE III TRIAL TO REQUIRE THE COMPANY TO CONDUCT ADDITIONAL CLINICAL TRIALS IN ORDER TO ACHIEVE APPROVABILITY OF ALTROPANE), MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS, THE ABILITY TO OBTAIN INTELLECTUAL PROPERTY PROTECTION, THE OUTCOME OF DISCUSSIONS WITH POTENTIAL PARTNERS AND OTHER POSSIBLE RISKS AND UNCERTAINTIES THAT HAVE BEEN NOTED IN REPORTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K.

For further information, please contact:

                                   CORPORATE:

                                   JOSEPH HERNON
                                   CHIEF FINANCIAL OFFICER
                                   BOSTON LIFE SCIENCES, INC.
                                   617.425.0200
                                   EMAIL: JHERNON@BOSTONLIFESCIENCES.COM

                SCHEDULE 1 TO SETTLEMENT AND STANDSTILL AGREEMENT




                                           Number of
                          Option            Options            Exercise
      Name              Grant Date          Granted              Price
--------------------------------------------------------------------------------

Bier, Colin              3/10/2004          180,000              $1.27

Hernon, J.               1/5/2004           100,000              $1.29

Hillson, D.              3/10/2004          195,000              $1.27

Hillson, D.              5/27/2004          200,000              $1.00

Langer, R.               3/10/2004           50,000              $1.27

Lanser, M.               1/5/2004           200,000              $1.29

Palmer, C.               3/10/2004           65,000              $1.27

Peck                     3/10/2004           50,000              $1.27